Exhibit 99.1

Duos Technologies Group Completes Sale of Duos Technologies, Inc. to Sandbank Acosta, LLC

Rail Inspection Technology Pioneer to Operate as an Independent, Privately Held Company Under the DuosTI Brand; Javier Acosta Appointed President

JACKSONVILLE, FL / Globe Newswire / August 6, 2026 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a leading provider of adaptive, modular, and scalable Edge Data Center solutions, today announced that it has completed the sale of its wholly owned rail technology subsidiary, Duos Technologies, Inc. (“DTI”), to Sandbank Acosta, LLC, a Florida limited liability company. Effective with the closing, DTI operates as an independent, privately held company under the DuosTI brand, led by newly appointed President Javier Acosta.

The transaction, which closed on August 5th, 2026 with effect as of June 30th, 2026, returns Duos’ original operating business to private ownership as a focused railroad technology enterprise. DTI is a pioneer in machine vision and artificial intelligence-based inspection of moving trains and operates the largest installed base of Railcar Inspection Portals (RIP®) in North America, serving major carriers across the United States, Canada and Mexico. The Company believes DTI holds an extensive patent portfolio covering wayside scanning and AI defect detection and maintains the largest image database of railcar components in the world.

“DTI built the technology that put Duos on the map, and its Railcar Inspection Portals remain the standard for AI-driven train inspection in North America,” said Doug Recker, Chief Executive Officer of the Company. “This transaction completes the strategic repositioning we announced earlier this year, placing the rail business with owners who are singularly focused on its growth while allowing Duos to dedicate its full capital and management attention to scaling our Edge Data Center and AI infrastructure platforms. We wish Javier and the DuosTI team every success and look forward to supporting a smooth transition.”

“I had the privilege of leading the commercialization and field deployment of the Railcar Inspection Portal across the United States, Canada and Mexico, and I am honored to return to lead this exceptional team into its next chapter,” said Javier Acosta, President of DTI. “As DuosTI, we return to our roots as a focused railroad technology company. With the largest installed base of inspection portals in North America, a deep patent portfolio and an unmatched image database, we are well positioned to expand the reach of our inspection services for our railroad customers and the broader industry.”

In connection with the closing, Adrian Goldfarb, the Company’s interim Chief Financial Officer, has stepped down as President of DTI, a role he had held since March 2026 to oversee the business and the divestiture process, with Mr. Acosta assuming the office of President. Mr. Goldfarb holds a 50% membership interest in Sandbank Acosta, LLC, and the sale was accordingly reviewed and approved by the Company’s Board of Directors as a related-party transaction, supported by an independent fairness opinion process undertaken in the second quarter of 2026.

The divestiture completes the strategic repositioning announced by Duos in March 2026 and enables the Company to concentrate its resources on its Edge Data Center and AI infrastructure businesses through Duos Edge AI, Inc. and Duos Technology Solutions, Inc. Duos will provide certain transition services to DTI for a period following the closing to support continuity for DTI’s customers and employees.

For additional information about the Company, please visit: www.duostechnologies.com | www.duosedge.ai.

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About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, is focused on providing and managing modular data center colocation facilities and infrastructure solutions. Through its wholly owned subsidiaries Duos Edge AI, Inc., and Duos Technology Solutions, Inc. the Company delivers high function computing infrastructure at the “Edge” designed to support high power computing facilities suitable for AI and Enterprise Computing. Duos is strategically focused on scaling its edge data center platforms in conjunction with its data center infrastructure solutions business. It provides manufacturer-agnostic sourcing, and fulfillment services to support efficient deployment of data centers and IT environments. Together, these platforms position the Company to address the growing demand for distributed digital infrastructure, while continuing to support legacy applications in Tier 3 and Tier 4 markets.
For more information, visit www.duostech.com and www.duosedge.ai.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Investor Relations

Tom Colton & Greg Bradbury

Gateway Group, Inc.

+1 949-574-3860 | DUOT@duostech.com